Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 15, 2016, except for the effects of the revisions discussed in Note 1 to the consolidated financial statements, as to which the date is March 28, 2017, relating to the financial statements and financial statement schedule, which appears in the annual report on Form 10-K of Avadel Pharmaceuticals plc (formerly Flamel Technologies S.A.) for the year ended December 31, 2016.

Lyon, France,
June 28, 2017

PricewaterhouseCoopers Audit

Represented by
/s/ Frédéric Charcosset
Frédéric Charcosset